                                                                     EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                XCARE.NET, INC.,

                             ORBIT ACQUISITION CORP.

                                       AND

                           HEALTHCARE.COM CORPORATION

                            DATED AS OF MAY 14, 2001


                                TABLE OF CONTENTS

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                                                                                                   PAGE
                                                                                                   ----
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION.................................................     i


ARTICLE I THE MERGER............................................................................     2

        1.1    The Merger.......................................................................     2
        1.2    Effective Time; Closing..........................................................     2
        1.3    Effect of the Merger.............................................................     2
        1.4    Organization of Surviving Corporation............................................     2
        1.5    Board of Directors; Officers.....................................................     3
        1.6    Effect on Capital Stock..........................................................     3
        1.7    Surrender of Certificates........................................................     5
        1.8    No Further Ownership Rights in Company Common Stock and Series B Preferred
               Stock............................................................................     7
        1.9    Lost, Stolen or Destroyed Certificates...........................................     7
        1.10   Tax and Accounting Consequences..................................................     7
        1.11   Taking of Necessary Action; Further Action.......................................     7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................     7

        2.1    Organization of the Company......................................................     8
        2.2    The Company Capital Structure....................................................     8
        2.3    Obligations With Respect to Capital Stock........................................     8
        2.4    Authority........................................................................     9
        2.5    SEC Filings; The Company Financial Statements....................................    10
        2.6    Absence of Certain Changes or Events.............................................    11
        2.7    Taxes............................................................................    11
        2.8    Company Intellectual Property....................................................    13
        2.9    Compliance; Permits; Restrictions................................................    16
        2.10   Litigation.......................................................................    16
        2.11   Brokers' and Finders' Fees.......................................................    16
        2.12   Employee Benefit Plans...........................................................    16
        2.13   Absence of Liens and Encumbrances................................................    17
        2.14   Environmental Matters............................................................    17
        2.15   Labor Matters....................................................................    18
        2.16   Agreements, Contracts and Commitments............................................    18
        2.17   Statements; Joint Proxy Statement/Prospectus.....................................    18
        2.18   Board Approval...................................................................    19
        2.19   State Takeover Statutes..........................................................    19
        2.20   Fairness Opinion.................................................................    19
        2.21   Accounts Receivable..............................................................    20
        2.22   Affiliate Transactions...........................................................    20
        2.23   Customers........................................................................    20
        2.24   Vote Required....................................................................    20
        2.25   Investigation by the Company.....................................................    20


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
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................    21

        3.1    Organization of Parent...........................................................    21
        3.2    Parent Capital Structure.........................................................    21
        3.3    Parent Common Stock..............................................................    22
        3.4    Authority........................................................................    22
        3.5    SEC Filings; Parent Financial Statements.........................................    23
        3.6    Absence of Certain Changes or Events.............................................    23
        3.7    Compliance; Permits; Restrictions................................................    24
        3.8    Litigation.......................................................................    24
        3.9    Brokers' and Finders' Fees.......................................................    24
        3.10   Absence of Liens and Encumbrances................................................    24
        3.11   Statements; Joint Proxy Statement/Prospectus.....................................    25
        3.12   Board Approval...................................................................    25
        3.13   Fairness Opinion.................................................................    25
        3.14   Tax Returns and Audits...........................................................    25
        3.15   Parent Intellectual Property.....................................................    26
        3.16   Employee Benefit Plans...........................................................    28
        3.17   Labor Matters....................................................................    29
        3.18   Vote Required....................................................................    29
        3.19   Investigation by Parent..........................................................    29

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................    30

        4.1    Conduct of Business by the Company...............................................    30
        4.2    Conduct of Business by Parent....................................................    32

ARTICLE V ADDITIONAL AGREEMENTS.................................................................    33

        5.1    Joint Proxy Statement/Prospectus; Registration Statement; Other Filings..........    33
        5.2    Meetings of Stockholders.........................................................    34
        5.3    Access to Information; Confidentiality...........................................    35
        5.4    No Solicitation..................................................................    35
        5.5    Public Disclosure................................................................    37
        5.6    Legal Requirements...............................................................    37
        5.7    Third Party Consents.............................................................    38
        5.8    FIRPTA...........................................................................    38
        5.9    Notification of Certain Matters..................................................    38
        5.10   Commercially Reasonable Efforts and Further Assurances...........................    38
        5.11   Stock Options; Employee Stock Purchase Plans.....................................    38
        5.12   Form S-8.........................................................................    39
        5.13   Indemnification..................................................................    39
        5.14   Tax-Free Reorganization..........................................................    40
        5.15   Nasdaq Qualification.............................................................    40
        5.16   Action by Boards of Directors....................................................    40
        5.17   Company Affiliate Agreements.....................................................    40
        5.18   Regulatory Filings; Reasonable Efforts...........................................    40


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
        5.19   Transferred Employees............................................................    41
        5.20   Assumption of Employment Agreement and Executive Severance Agreements............    41
        5.21   Transition Team..................................................................    41

ARTICLE VI CONDITIONS TO THE MERGER.............................................................    42

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................    42
        6.2    Additional Conditions to Obligations of the Company..............................    43
        6.3    Additional Conditions to the Obligations of Parent and Merger Sub................    43

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................................................    44

        7.1    Termination......................................................................    44
        7.2    Notice of Termination; Effect of Termination.....................................    46
        7.3    Fees and Expenses................................................................    46
        7.4    Amendment........................................................................    48
        7.5    Extension; Waiver................................................................    48

ARTICLE VIII GENERAL PROVISIONS.................................................................    48

        8.1    Non-Survival of Representations and Warranties...................................    48
        8.2    Notices..........................................................................    49
        8.3    Interpretation; Knowledge; Material Adverse Effect...............................    49
        8.4    Counterparts.....................................................................    50
        8.5    Entire Agreement.................................................................    50
        8.6    Severability.....................................................................    50
        8.7    Other Remedies; Specific Performance.............................................    50
        8.8    Governing Law....................................................................    51
        8.9    Rules of Construction............................................................    51
        8.10   Assignment.......................................................................    51
        8.11   Waiver of Jury Trial.............................................................    51



                                INDEX OF EXHIBITS

        Exhibit A     Form of Parent Voting Agreement

        Exhibit B     Form of Company Voting Agreement

        Exhibit C     Form of Company Affiliate Agreement

        Exhibit D     Form of Robert Murrie Employment Agreement

        Exhibit E     Form of Severance Agreement


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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

       This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made and entered into as of May 14, 2001 among XCare.net, Inc., a Delaware corporation ("PARENT"), Orbit Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Healthcare.com Corporation, a Georgia corporation (the "COMPANY").

                                    RECITALS

       A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the "GBCC"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "MERGER").

       B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, advisable and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock (as defined below) to the stockholders of the Company pursuant to the terms of the Merger.

       C. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, advisable and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend the approval of this Agreement and the Merger by the shareholders of the Company.

       D. Parent and Company shall each use commercially reasonable efforts to obtain the execution of Voting Agreements in substantially the forms attached hereto as Exhibit A (the "PARENT VOTING AGREEMENTS") and Exhibit B (the "COMPANY VOTING AGREEMENTS" and, collectively with the Parent Voting Agreements, the "VOTING AGREEMENTS") from certain affiliates of Parent and of the Company following the execution of this Agreement.

       E. Parent, the Company and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

       F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

       NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

       1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the GBCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

       1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of Georgia in accordance with the relevant provisions of the GBCC (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place in Atlanta, Georgia, at the offices of Troutman Sanders LLP, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

       1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4 Organization of Surviving Corporation.

              (a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, which shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Georgia law, except Article I of the Articles of Incorporation shall be amended to read as follows: The name of this corporation is Healthcare.com Corporation.

              (b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

              (c) The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in


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

accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

       1.5 Board of Directors; Officers.

              (a) At or prior to the Effective Time, each of the Company and Parent agrees to take such action as is necessary to cause the number of directors comprising the full Board of Directors of Parent to be nine (9) persons, including (i) the six (6) current members of Parent's Board of Directors (or, if fewer than six (6) of the current members of Parent's Board of Directors are available or willing to serve as a director of Parent after the Effective Time, such replacement directors as may be nominated by the remaining members of Parent's Board of Directors in accordance with the Bylaws of Parent) (the "PARENT DESIGNEES") and (ii) three (3) of the Company's current directors nominated by the Company and reasonably acceptable to Parent (or, if fewer than three (3) of the current members of the Company's Board of Directors are available or willing to serve as a director of Parent after the Effective Time, such replacement directors as may be nominated by the remaining directors of the Company) (the "COMPANY Designees"). Parent shall cause each Company Designee to be elected to a different class of the Board of Directors, such that the Company Designees are proportionately spread among the classes of Parent's Board of Directors. If any of the Company Designees shall cease to serve as a member of the Parent's Board of Directors during his or her initial term by reason of resignation, removal, death or disability, the remaining Company Designees (or their replacements, as applicable) shall be entitled to designate the person to be nominated in such person's stead, subject to reasonable approval by Parent's Board of Directors.

              (b) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the following persons shall hold the titles indicated at Parent and shall serve at the pleasure of the Board of Directors of Parent: Lorine R. Sweeney, Chief Executive Officer; Robert Murrie, President and Chief Operating Officer; Gary Scherping, Chief Financial Officer; Ann Ting, Chief Technology Officer.

       1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

              (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive 0.375 (the "EXCHANGE RATIO") shares of Common Stock, par value $0.01 per share, of Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond or indemnity agreement, if required) in the manner provided in Section 1.9).

              (b) Conversion of Company Preferred Stock. Each share of 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock, without par value, of the Company (the

"SERIES B PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted (subject to Sections 1.6(f), (g) and (h)) into the right to receive such number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Common Stock that such shares of Series B Preferred Stock are convertible into immediately prior to the Effective Time, calculated pursuant to the optional conversion provisions contained in the certificate of designation for the Series B Preferred Stock, upon surrender of the certificate representing such share of Series B Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond or indemnity agreement, if required) in the manner provided in Section 1.9).

              (c) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              (d) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's restated Stock Option Plan, Non-Qualified Stock Option Plan and amended and restated Non-Employee Director Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with
Section 5.11 hereof. At the Effective Time, all rights to purchase shares of Company Common Stock under the Company's Employee Stock Purchase Plan (the "COMPANY ESPP"), shall be assumed by Parent in accordance with Section 5.11 hereof.

              (e) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

              (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market's National Market ("NASDAQ").

              (h) Dissenting Shares and Appraisal Rights.

                     (i) Notwithstanding anything contained herein to the contrary, any holder of Series B Preferred Stock who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares of Series B Preferred Stock in accordance with Article 13 of the GBCC or any successor provision (the "DISSENTERS' PROVISIONS") (such holder being referred to herein as a "DISSENTING SHAREHOLDER" and such shares being referred to herein as "DISSENTING SHARES") shall not be entitled to receive any payments pursuant to
Section 1.6 hereof, unless and until such Dissenting Shareholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, the rights of a Dissenting Shareholder who complies with the provisions of Article 13 of the GBCC shall be limited exclusively to the appraisal rights provided under such Article 13. Dissenting Shareholders who fail to comply with the provisions of Article 13 of the GBCC shall have the rights set forth below in Section 1.6(h)(ii).

                     (ii) If any holder of shares of Series B Preferred Stock who demands payment of the fair value of its shares of Series B Preferred Stock pursuant to the Dissenters' Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) its right to such payment at any time, such shares of Series B Preferred Stock shall not thereafter be Dissenting Shares hereunder and the shares of Series B Preferred Stock of such holder shall be converted into a right to receive, without any interest thereon, the consideration set forth for such shares of Series B Preferred Stock in this Agreement, without interest.

                     (iii) The Company shall give prompt notice to Parent of each demand received by the Company for appraisal of shares of Series B Preferred Stock and Parent shall have the right to participate in negotiations and proceedings regarding each such demand. The Company shall not, except with the prior written consent of Parent, settle or make any payment regarding any such demand.

       1.7 Surrender of Certificates.

              (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

              (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

              (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series B Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to
Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d).

              (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

              (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock or Series B Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

       1.8 No Further Ownership Rights in Company Common Stock and Series B Preferred Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Series B Preferred Stock, as applicable, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Series B Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

       1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or an indemnity agreement in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       1.10 Tax and Accounting Consequences.

              (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

              (b) It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase transaction.

       1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent (the "COMPANY SCHEDULES"), as follows:

       2.1 Organization of the Company.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the law of the State of Georgia. The Company has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

              (b) The Company does not have any subsidiaries.

              (c) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

       2.2 The Company Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, of which there were 28,254,626 shares issued and outstanding as of April 30, 2001, and 20,000,000 shares of Preferred Stock, without par value, of which 500,000 shares are designated Series A Cumulative Preferred Stock, none of which is issued and outstanding, and 550,000 shares are designated 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock, of which 22,500 shares are issued and outstanding as of April 30, 2001. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of April 30, 2001, the Company had reserved an aggregate of 4,166,236 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Company Stock Option Plans, under which options were outstanding for an aggregate of 3,824,150 shares and under which 592,086 shares were available for grant as of April 30, 2001. As of April 30, 2001, the Company had available an aggregate of 354,550 shares of Company Common Stock for future issuances to employees pursuant to the Company ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Company Schedules lists each outstanding option to acquire shares of Company Common Stock at April 30, 2001, the name of the holder of such option, the number of shares subject to such option and the exercise price of such option. The exercisability of each such option will be accelerated by the transactions contemplated by this Agreement such that each such option will be fully vested.

       2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.3 of the Company Schedules, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.3 of the Company Schedules, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights

(including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except as set forth in Section 2.3 of the Company Schedules, there are no registration rights and, to the knowledge of the Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company. Holders of Company Common Stock will not be entitled to dissenters' rights under Georgia Law in connection with the Merger.

       2.4 Authority.

              (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders and the filing and recordation of the Certificate of Merger pursuant to the GBCC. A vote of the holders of at least a majority of the outstanding shares of Company Common Stock is required for the Company's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Merger Sub, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth in Section 2.4 of the Company Schedules, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Parent's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or delay the consummation of the Merger or have a material adverse effect on the ability of the Company to consummate the Merger.

       2.5 SEC Filings; The Company Financial Statements.

              (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Company contained in the Company SEC Reports as of March 31, 2001 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, neither the Company nor any of its subsidiaries had any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

              (c) The Company has heretofore furnished to Parent a complete and correct copy of any agreements, documents or other instruments, which have not yet been filed with the SEC but which are required to be filed, and any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

       2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or
(iii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, other than in the ordinary course of business.

       2.7 Taxes.

              (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts including any liabilities arising as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law) and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b) Tax Returns and Audits.

                     (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects and have been completed in accordance with applicable law. The Company has paid all Taxes shown to be due on such Returns.

                     (ii) The Company, as of the Effective Time, will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Company.

                     (iii) The Company does not have any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                     (iv) No audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                     (v) No adjustment relating to any Returns filed by the Company has been proposed in writing formally or informally by any Tax authority to the Company or any representative thereof.

                     (vi) The Company does not have any liability for any material unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since December 31, 2000 in connection with the operation of the business of the Company in the ordinary course.

                     (vii) Except as set forth in Section 2.7(b)(vii) of the Company Schedules, there is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                     (viii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                     (ix) The Company (A) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company or is Healthdyne, Inc.), (B) is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (C) to the Company's knowledge, is not liable for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (D) is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

                     (x) None of the Company's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                     (xi) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

       2.8 Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

              "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

              "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

              "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of a certificate, registration or other similar filing issued or recorded by any, state, government or other legal authority (including any quasi-government authority with jurisdiction over registration and maintenance of domain names) relating to the prosecution, registration, perfection or maintenance of such Intellectual Property.

              "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

              (a) The Company has provided to Parent a complete and accurate list of all Company Registered Intellectual Property which specifies the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

              (b) No Company Intellectual Property or products for which the Company has received revenues during the two (2) year period preceding the date hereof or which the Company currently intends to sell, distribute or otherwise provide in the future including any products under development ("COMPANY PRODUCT") is subject to any material proceeding or outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any material manner by its terms the use, transfer, or licensing thereof by the Company, or which may materially affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

              (c) Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting or maintaining such Company Registered Intellectual Property.

              (d) Except as set forth in Section 2.8(d) of the Company Schedules, the Company owns and has good and exclusive title to each item of Company Registered Intellectual Property owned by it, free and clear of any encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, the Company owns exclusively or has a license to use, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own.

              (e) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company, or is incorporated into any of Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained licenses (sufficient for the conduct of their business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

              (f) Except as set forth in Section 2.8(f) of the Company Schedules, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property, to any third party, or knowingly permitted the Company's rights in any material item of Company Intellectual Property to lapse or enter the public domain.

              (g) Except as set forth in Section 2.8(g) of the Company Schedules, all contracts, licenses and agreements with respect to the customers set forth in Section 2.23 of the Company Schedules are in full force and effect. Except as set forth in Section 2.8(g) of the Company Schedules, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension ("TERMINATION") of such contracts, licenses and agreements by their terms. The Company is in compliance with any such contracts, licenses and agreements. To the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements (except for any default for non-payment). Except as set forth in Section 2.8(g) of the Company Schedules, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's material rights under such contracts, licenses and agreements by their terms to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Except as set forth in Section 2.8(g) of the Company Schedules, there is no provision in any such contracts, licenses or agreements which, as a result of this Agreement and the transactions contemplated by this Agreement, requires Parent or Merger Sub to (i) grant to any third party any material right to or with respect to any Intellectual Property owned by, or licensed to, either of them, or (ii) be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses.

              (h) To the Company's knowledge, except as set forth in Section 2.8(h) of the Company Schedules, the operation of the business of the Company as such business currently is conducted, including (i) the Company's design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company's use of any product device or process has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, and does not constitute unfair competition or trade practices under the laws of any jurisdiction, except to the extent that such conduct could not be reasonably expected to have a Material Adverse Effect on the Company.

              (i) Except as set forth in Section 2.8(i) of the Company Schedules, the Company Intellectual Property, together with any Intellectual Property licensed to the Company, constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and as it is currently planned to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Company Products).

              (j) Except as set forth in Section 2.8(j) of the Company Schedules, the Company has not received any written notice from any third party that the operation of the business of the Company or any act, product or service of the Company infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

              (k) To the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

              (l) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality. The Company has a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent.

              (m) Except as set forth in Section 2.8(m) of the Company Schedules, the Company has not granted any exclusive licenses with respect to the Company's Cloverleaf software product.

       2.9 Compliance; Permits; Restrictions.

              (a) The Company is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected. To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have a Material Adverse Effect on the Company.

              (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

       2.10 Litigation. Except as set forth in Section 2.10 of the Company Schedules, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company which reasonably would be likely to have a Material Adverse Effect on the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

       2.11 Brokers' and Finders' Fees. Except for fees payable to First Albany Corporation pursuant to an engagement letter dated May 11, 2001, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       2.12 Employee Benefit Plans.

              (a) As of the date of this Agreement, all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all material "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of the Company ("COMPANY EMPLOYEE" which shall for this purpose mean an employee of the Company or an Affiliate (as defined below)), or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an "AFFILIATE"), are listed in
Section 2.12(a) of the Company Schedules (the "COMPANY PLANS").

              (b) As of the date of this Agreement, except as set forth in
Section 2.12(b) of the Company Schedules, to the knowledge of the Company, each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to the presently applicable provisions of ERISA and the Code, except for such failures to comply with such terms or provisions which would not have a Material Adverse Effect on the Company.

              (c) As of the date of this Agreement, except as set forth in
Section 2.12(c) of the Company Schedules, to the knowledge of the Company, (i) neither the Company nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has the Company contributed to any "multiemployer plan," as such term is defined in ERISA, (ii) neither the Company nor any of its Affiliates is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA and (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Company Plan which could result in a Material Adverse Effect on the Company.

              (d) As of the date of this Agreement, to the knowledge of the Company, (i) the Company is not bound by or subject to any arrangement with any labor union, (ii) there is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three (3) years and (iii) the Company is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, except for such failures to comply with such laws or regulations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

              (e) Except as contemplated by this Agreement or disclosed in
Section 2.12(e) of the Company Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Company Employee, (ii) materially increase any benefits otherwise payable under any of the Company Plans or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

       2.13 Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials, except for license agreements entered into in the ordinary course of business and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

       2.14 Environmental Matters.

              (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL"), are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

              (b) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to the Company (in any individual case or in the aggregate), (i) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) the Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

       2.15 Labor Matters. As of the date of this Agreement, to the knowledge of the Company (i) there are no material controversies pending between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company does not have any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company.

       2.16 Agreements, Contracts and Commitments. Except as set forth in
Section 2.16 of the Company Schedules, the Company is not a party to or is bound by:

              (a) any agreement, contract or commitment containing any covenant limiting in any material respect the right of the Company to engage in any line of business or to compete with any person;

              (b) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of assets not in the ordinary course of business; or

              (c) any settlement agreement entered into within two (2) years prior to the date of this Agreement.

       2.17 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration

Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the joint proxy statement/prospectus to be sent to the shareholders of the Company and stockholders of Parent in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "COMPANY SHAREHOLDERS' MEETING") and in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the terms of the Merger (the "PARENT STOCKHOLDERS' MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company's shareholders and Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

       2.18 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) determined to recommend that the shareholders of the Company approve this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

       2.19 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement, the Parent Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Parent Voting Agreements and the transactions contemplated hereby and thereby the provisions of Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC to the extent, if any, such section is applicable to the Merger, this Agreement, the Parent Voting Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Parent Voting Agreements or the transactions contemplated hereby and thereby.

       2.20 Fairness Opinion. The Company has received a written opinion from First Albany Corporation, dated on or about May 14, 2001, to the effect that as of such date, the Exchange Ratio is fair to the Company's shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

       2.21 Accounts Receivable. The reserves shown on the Company Financials for Accounts Receivable have been established in accordance with GAAP, consistently applied, and are considered by the management of the Company to be adequate.

       2.22 Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no transactions involving the Company of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the Securities Act.

       2.23 Customers. Section 2.23 of the Company Schedules lists the Company's top 20 customers, by the audited revenues recognized by the Company from each such customer during 2000. As of the date of this Agreement, the Company does not have any knowledge of any oral or written notice from any such customer stating that such customer intends to terminate its business relationship with the Company or materially reduce the volume of business it does with the Company.

       2.24 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock and Series B Preferred Stock, voting together as a group, which shares are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement.

       2.25 Investigation by the Company. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent (other than the Parent Plans, as defined in Section 3.16) and acknowledges that it has been provided access to the personnel, properties, premises and records of Parent for such purpose. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and the Company: (a) acknowledges that none of Parent or its directors, officers, shareholders, employees, affiliates, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its directors, officers, shareholders, employees, affiliates, advisors or representatives; and (b) agrees, to the fullest extent permitted by law, that none of Parent or its directors, officers, shareholders, employees, affiliates, advisors or representatives shall have any liability or responsibility whatsoever to the Company or its directors, officers, shareholders, employees, affiliates, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to the Company or its directors, officers, shareholders, employees, affiliates, advisors or representatives (or any omission therefrom), except that the foregoing limitations shall not apply (i) to the extent that Parent makes the specific representations and warranties set forth in this Agreement and (ii) in the case of fraud, willful misrepresentation or willful nondisclosure, but always subject to the limitations and restrictions contained herein.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

       Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "PARENT SCHEDULES"), as follows:

       3.1 Organization of Parent.

              (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on Parent.

              (b) Parent has delivered to the Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Parent's equity interest therein.

              (c) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

       3.2 Parent Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of which 16,391,376 shares were issued and outstanding as of April 30, 2001, and 5,000,000 shares of undesignated Preferred Stock, $0.01 par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of April 30, 2001, Parent had reserved an aggregate of 4,075,606 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 1997 Stock Plan, 2000 Nonstatutory Stock Option Plan and 1999 Director Option Plan (the "PARENT STOCK OPTION PLANS"), under which options are outstanding for 2,616,238 shares and under which 1,459,368 shares are available for grant as of April 30, 2001. As of April 30, 2001, Parent had reserved an aggregate of 350,000 shares of Parent Common Stock for issuance to employees under Parent's 1999 Employee Stock Purchase Plan (the "PARENT ESPP"). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

       3.3 Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement be validly issued, fully paid, and unassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.

       3.4 Authority.

              (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval and adoption of this Agreement and the approval of the Merger by Parent's stockholders and the filing and recordation of the Certificate of Merger pursuant to the GBCC. A vote of the holders of at least a majority of the outstanding shares of the Parent Common Stock is required for Parent's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company and, if applicable, Merger Sub, constitute the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Parent's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or delay the Merger or have a material adverse effect on the ability of Parent to consummate the Merger.

       3.5 SEC Filings; Parent Financial Statements.

              (a) Parent has filed all forms, reports and documents required to be filed with the SEC since February 9, 2000, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

              (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of December 31, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities
(i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

              (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

       3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any material change by Parent in
its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, other than in the ordinary course of business.

       3.7 Compliance; Permits; Restrictions.

              (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have a Material Adverse Effect on Parent.

              (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

       3.8 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to have a Material Adverse Effect on Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

       3.9 Brokers' and Finders' Fees. Except for fees payable to Robertson Stephens, Inc. pursuant to an engagement letter dated April 24, 2001, a copy of which has been provided to the Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       3.10 Absence of Liens and Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

       3.11 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in: (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent's stockholders and the Company's shareholders, at the time of the Parent Stockholders' Meeting or the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Shareholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

       3.12 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Parent and its stockholders, (ii) determined to recommend that the stockholders of Parent approve the issuance of the Merger Shares and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

       3.13 Fairness Opinion. Parent has received a written opinion from Robertson Stephens, Inc., dated on or about May 14, 2001, to the effect that as of such date, the Exchange Ratio is fair to Parent from a financial point of view and has delivered to the Company a copy of such opinion.

       3.14 Tax Returns and Audits.

              (a) Parent has timely filed Returns relating to Taxes required to be filed by Parent with any Tax authority, except such Returns which are not material to Parent. All such Returns were correct and complete in all material respects and have been completed in accordance with applicable law. Parent has paid all Taxes shown to be due on such Returns.

              (b) Parent, as of the Effective Time, will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Parent.

              (c) Parent does not have any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

              (d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

              (e) No adjustment relating to any Returns filed by Parent has been proposed in writing formally or informally by any Tax authority to Parent or any representative thereof.

              (f) Parent does not have any liability for any material unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since December 31, 2000 in connection with the operation of the business of Parent in the ordinary course.

              (g) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

              (h) Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

              (i) Neither Parent nor any of its subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than amongst themselves.

              (j) None of Parent's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

       3.15 Parent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

              "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Parent.

              "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of a certificate, registration or other similar filing issued or recorded by any, state, government or other legal authority (including any quasi-government authority with jurisdiction over registration and maintenance of domain names) relating to the prosecution, registration, perfection or maintenance of such Intellectual Property.

              "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

              (a) No Parent Intellectual Property or products of Parent that have been sold, distributed or otherwise provided commercially (whether for end-use or evaluation or demonstration purposes) in the two (2) year period preceding the date hereof or which Parent currently intends to sell, distribute or otherwise provide in the future including any products under development ("PARENT PRODUCT") is subject to any material proceeding or outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any material manner by its terms the use, transfer, or licensing thereof by Parent, or which may materially affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product.

              (b) Each item of Parent Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting or maintaining such Parent Registered Intellectual Property.

              (c) Parent owns and has good and exclusive title to each item of Parent Registered Intellectual Property owned by it, free and clear of any encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, Parent owns exclusively or has a license to use, and has good title to, all copyrighted works that are included or incorporated into Parent Products or which Parent otherwise purports to own.

              (d) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Parent, or is incorporated into any of Parent Products, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of or
(ii) has obtained licenses (sufficient for the conduct of their business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

              (e) Parent has not transferred ownership of, or granted any exclusive license with respect to, any Parent Intellectual Property, to any third party, or knowingly permitted the Parent's rights in any material item of Parent Intellectual Property to lapse or enter the public domain.

              (f) All contracts, licenses and agreements with respect to any Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements by their terms. Parent is in compliance with any such contracts, licenses and agreements. To the knowledge of Parent, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements (except for any default for non-payment).

              (g) To Parent's knowledge, the operation of the business of Parent as such business currently is conducted, including (i) Parent's design, development, manufacture, distribution, reproduction, marketing or sale of the Parent Products and (ii) Parent's use of any product device or process has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, and does not constitute unfair competition or trade practices under the laws of any jurisdiction, except to the extent that such conduct could not be reasonably expected to have a Material Adverse Effect on Parent.

              (h) Parent Intellectual Property, together with any Intellectual Property licensed to Parent, constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of Parent as it currently is conducted, and as it is currently planned to be conducted by Parent, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Parent Products).

              (i) Parent has not received any written notice from any third party that the operation of the business of Parent or any act, product or service of Parent infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

              (j) To the knowledge of Parent, no person has infringed or misappropriated or is infringing or misappropriating any Parent Intellectual Property.

              (k) Parent has taken reasonable steps to protect the Parent's rights in the Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent under an obligation of confidentiality. Parent has a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement.

       3.16 Employee Benefit Plans.

       (a) As of the date of this Agreement, to the knowledge of Parent, each material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all material "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Parent ("PARENT EMPLOYEE" which shall for this purpose mean an employee of Parent or an Affiliate (as defined below)), any subsidiary of Parent or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code (an "AFFILIATE") (the "PARENT PLANS") has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to the presently applicable provisions of ERISA and the Code, except for such failures to comply with such terms or provisions which would not have a Material Adverse Effect on Parent.

              (b) As of the date of this Agreement, to the knowledge of Parent,
(i) neither the Parent nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Parent contributed to any "multiemployer plan," as such term is defined in ERISA, (ii) neither the Parent nor any of its Affiliates is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA and
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Parent Plan which could result in a Material Adverse Effect on Parent.

              (c) As of the date of this Agreement, to the knowledge of Parent,
(i) Parent is not bound by or subject to any arrangement with any labor union,
(ii) there is no pending or threatened labor dispute involving Parent and any group of its employees nor has Parent experienced any labor interruptions over the past three (3) years and (iii) Parent is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, except for such failures to comply with such laws or regulations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

              (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Parent Employee, (ii) materially increase any benefits otherwise payable under any of the Parent Plans or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

       3.17 Labor Matters. As of the date of this Agreement, to the knowledge of Parent (i) there are no material controversies pending between Parent and any of its employees; (ii) Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees; and (iii) Parent does not have any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent.

       3.18 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock, which shares are entitled to vote with respect to the Merger, is the only vote of the holders of any class or series of Parent's capital stock necessary to approve and adopt this Agreement.

       3.19 Investigation by Parent. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that it has been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Parent: (a) acknowledges that none of the Company or its directors, officers, shareholders, employees, affiliates, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its directors, officers, shareholders, employees, affiliates, advisors or representatives; and (b) agrees, to the fullest extent permitted by law, that none of the Company or its directors, officers, shareholders, employees, affiliates, advisors or representatives shall have any liability or responsibility whatsoever to Parent or its directors, officers, shareholders, employees, affiliates, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to Parent or its directors, officers, shareholders, employees, affiliates, advisors or representatives (or any omission therefrom), except that the foregoing limitations shall not apply (i) to the extent that the Company makes the specific representations and warranties set forth in this Agreement and (ii) in the case of fraud, willful misrepresentation or willful nondisclosure, but always subject to the limitations and restrictions contained herein.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following:

              (a) Except as required by law, in furtherance of this Agreement, or pursuant to the terms of the Company Stock Option Plans, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

              (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances other than in the ordinary course of business consistent with past practice;

              (c) Except for the employment and severance agreements described in Section 5.20 of this Agreement or as approved by the Transition Team described in Section 5.21, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

              (d) Except for effecting the reverse stock split previously approved by the Company's shareholders, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

              (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

              (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of Company Common Stock to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 10,000 shares in the aggregate, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof;

              (g) Cause, permit or propose any amendments to any charter document or Bylaw;

              (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice;

              (i) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

              (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of the Company;

              (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

              (l) Except as required by law or in furtherance of this Agreement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan (unless pursuant to the terms of the respective plan), or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

              (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $300,000;

              (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

              (o) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code whether or not otherwise permitted by the provisions of this Article IV;

              (p) Make any tax election or settle or compromise any material tax liability;

              (q) Make any grant of exclusive rights to any third party; or

              (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

       4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

              (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

              (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

              (c) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

              (d) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code whether or not otherwise permitted by the provisions of this Article IV; or

              (e) Acquire or agree to acquire by merging, consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or acquire, sell or otherwise dispose of any assets or enter into any joint ventures, strategic partnerships or alliances, in each case other than in the ordinary course of business consistent with past practice or for consideration (capital stock of Parent shall be measured at the then current market price per share) in excess of $20,000,000.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

       5.1 Joint Proxy Statement/Prospectus; Registration Statement; Other Filings.

              (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. The Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company or stockholders of Parent, such amendment or supplement.

              (b) Subject to Section 5.2(c), the Joint Proxy Statement/Prospectus will also include the recommendations of (i) the Board of Directors of the Company in favor of adoption and approval of this Agreement and the Merger, and (ii) the Board of Directors of Parent in favor of the issuance of shares of Parent Common Stock in the Merger and in favor of adoption and approval of this Agreement and the Merger.

       5.2 Meetings of Stockholders.

              (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the GBCC and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement. The Company will consult with Parent and use its commercially reasonable efforts to hold the Company Shareholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware General Corporation Law (the "DGCL") and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the issuance of shares of Parent Common Stock by virtue of the Merger. Parent will consult with the Company and will use its commercially reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Shareholders' Meeting. Subject to Section 5.2(c), Parent and the Company will each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders or shareholders required by the rules of the National Association of Securities Dealers, Inc., the GBCC or the DGCL and all other applicable legal requirements to obtain such approvals.

              (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting, and the Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Parent Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting, and a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Parent Stockholders' Meeting; and (iii) neither the Board of Directors of the Company, the Board of Directors of Parent, nor any committee of either shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of the Board of Directors of the Company or the Board of Directors of Parent that the Company's shareholders or Parent's stockholders, as the case may be, vote in favor of and adopt and approve this Agreement and approve the Merger.

              (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Company Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(a), and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Company Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "COMPANY SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Board of Directors of the Company determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Company's Board of Directors to be obtained by such third party on a timely basis.

       5.3 Access to Information; Confidentiality.

              (a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

              (b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated March 19, 2001 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

       5.4 No Solicitation.

              (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section

5.2(c), approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Company shareholders, this
Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Company Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(a), (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) (x) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least twenty-four (24) hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Company Superior Offer and (ii) provide Parent with at least forty-eight (48) hours prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Company Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Company Superior Offer.

              (b) For purposes of this Agreement, "COMPANY ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Company Acquisition Transaction. For the purposes of this Agreement, "COMPANY ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

              (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.4, the Company as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request received by the Company for non-public information which the Company reasonably believes would lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Company Acquisition Proposal or inquiry.

              (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

       5.5 Public Disclosure. Parent and the Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, a Company Acquisition Proposal or a Parent Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its recommendation in favor of the Merger.

       5.6 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company will use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

       5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

       5.8 FIRPTA. At or prior to the Closing, the Company, if requested by Parent, shall deliver to Parent a notice that Company Common Stock is not a "U.S. Real Property Interest" as defined in Section 897(c)(2) of the Code.

       5.9 Notification of Certain Matters. Parent and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       5.10 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Parent and the Company under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

       5.11 Stock Options; Employee Stock Purchase Plans.

              (a) Stock Options. At the Effective Time, Parent shall assume the Company Stock Option Plans and each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under such Company Stock Option Plans, and the reference to "Company" in any such Company Stock Option Plan shall mean Parent. The parties hereto acknowledge that all of the Company Stock Options will be fully vested and exercisable upon the consummation of the Merger. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance upon exercise of all Company Stock Options assumed in accordance with this Section 5.11. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

              (b) Company ESPP. At the Effective Time, each outstanding purchase right with respect to all open offering periods under the Company's Employee Stock Purchase Plan (each an "ASSUMED PURCHASE RIGHT") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company's Employee Stock Purchase Plan and the documents governing the Assumed Purchase Right, except that the purchase price of such shares of Parent Common Stock for each respective purchase date under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of the Company Common Stock on the offering date of each assumed offering period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the Parent Common Stock on each purchase date of each assumed offering period occurring after the Effective Time (with the number of shares rounded down to the nearest whole share and the purchase price rounded down to the nearest whole cent). The Assumed Purchase Rights shall be exercised at such times following the Effective Time as set forth in the Company's Employee Stock Purchase Plan, and each participant shall, accordingly, be issued shares of Parent Common Stock at such times. The Company's Employee Stock Purchase Plan shall terminate with the exercise of the last Assumed Purchase Right, and no additional purchase rights shall be granted under the Company's Employee Stock Purchase Plan following the Effective Time. Parent agrees that from and after the Effective Time, employees of the Company may participate in Parent's employee stock purchase plan, subject to the terms and conditions of such plan.

       5.12 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

       5.13 Indemnification.

              (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers existing prior to the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

              (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of $100,000 in an annual premium for such coverage (or such coverage as is available for such annual premium).

              (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of the Surviving Corporation.

       5.14 Tax-Free Reorganization. Parent and the Company will each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

       5.15 Nasdaq Qualification. Parent agrees to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for trading on the Nasdaq National Market System, upon official notice of issuance.

       5.16 Action by Boards of Directors. Prior to the Effective Time, the board of directors of each of Parent and the Company shall comply as applicable with the provisions of the SEC's no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b of the Exchange Act.

       5.17 Company Affiliate Agreements. Set forth on the Company Schedules is a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act ("COMPANY AFFILIATES"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent as promptly as practicable on or following the date hereof from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "COMPANY AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

       5.18 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

       5.19 Transferred Employees. With respect to any Company employee (a "TRANSFERRED EMPLOYEE") offered employment by Parent or the Surviving Corporation following the Merger, Parent or Surviving Corporation, as applicable, shall pay and provide such Transferred Employee annual compensation, bonus and other incentive opportunities (the "TOTAL CASH COMPENSATION") at a rate substantially equivalent to or greater than such Transferred Employee's Total Cash Compensation then in effect with the Company. In addition, Parent or Surviving Corporation shall provide benefits to Transferred Employees in the aggregate that are substantially equivalent to or greater than the benefits currently provided to the Transferred Employees by the Company. In doing so, Parent or Surviving Corporation, as applicable, may use different providers, establish its own benefit plans, or use its existing plans; provided, however, that the Company's 401(K) plan shall remain in effect through at least December 31, 2001. Parent or Surviving Corporation, as applicable, shall recognize service with the Company for purposes of eligibility, vesting and benefit calculations in any benefit plan, program, or fringe benefit arrangement, provided, however, that such prior service credit does not result in duplication of benefits. For purposes of welfare or other fringe benefits, Parent or Surviving Corporation, as applicable, shall waive all limitations regarding pre-existing condition exclusions, actively at work exclusions and waiting periods for Transferred Employees. During the calendar year in which the Effective Time occurs, all health care expenses incurred by Transferred Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the Company's health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Parent's or Surviving Corporation's, as applicable, health care plans for such calendar year. Prior to the occurrence of a dissolution, liquidation, merger, combination, share exchange or other reorganization (collectively, a "CORPORATE EVENT") which would result in or cause the termination of Company Stock Options outstanding under the Company Stock Option Plans prior to such time said options would otherwise terminate absent the Corporate Event (the "STANDARD TERM"), Parent covenants and agrees to treat such outstanding options in the same manner as other outstanding options to purchase Parent common stock ("PARENT OPTIONS"). Parent agrees that if necessary to treat outstanding Company Stock Options in the same manner as Parent Options, Parent will amend such outstanding Company Stock Options, including, without limitation, providing that the options survive for the Standard Term subsequent to the Corporate Event (or any subsequent Corporate Event), with such options otherwise maintaining all terms in effect immediately prior to the Corporate Event (or any subsequent Corporate Event). Parent or Surviving Corporation, as applicable, shall give all Transferred Employees full credit for all vacation, sick leave, or comp time benefits accrued and not used as of the Effective Time.

       5.20 Assumption of Employment Agreement and Executive Severance Agreements. On or prior to the Effective Time, Parent shall assume all obligations of the Company under the following agreements: (i) the employment agreement between the Company and Robert Murrie entered into concurrently with the execution of this Agreement, in the form attached hereto as Exhibit D, and
(ii) the severance agreements to be entered into between the Company and each of the employees of the Company listed in Section 5.20 of the Company Schedules, in substantially the form attached hereto as Exhibit E.

       5.21 Transition Team. Upon the execution and delivery of this Agreement, Parent and the Company will establish a team for the purpose of integrating the two entities (the "TRANSITION TEAM"). The Transition Team shall have six (6) members consisting of: Lorine R. Sweeney, Robert Murrie, two (2) members appointed by Parent and two (2) members appointed by the

Company. The Transition Team will choose one or more consultants to assist it in meeting its objective. The objective of the Transition Team will be to ensure that a proper process is in place and is used for integrating the two organizations and structuring the combined company. It is contemplated that a retention bonus pool will be established and administered by the Transition Team. Ms. Sweeney will provide progress reports to the Board of Directors of Parent and Mr. Murrie will provide progress reports to the Company. Following consummation of the Merger, Ms. Sweeney will provide progress reports to the Board of Directors of Parent and the Transition Team will remain in place for such period as shall be deemed necessary by the Board of Directors of Parent.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

       6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the shareholders of the Company, and the issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under the rules of the National Association of Securities Dealers, Inc. by the stockholders of Parent.

              (b) Registration Statement Effective; Joint Proxy Statement/Prospectus. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

              (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

              (d) Tax Opinions. Parent shall have received a written opinion from its counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn; and Company shall have received a written opinion from its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Company, to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the holders of Company Common Stock will recognize no gain or loss upon the exchange of their shares of Company Common Stock for Parent Common Stock, except for cash paid to such holders in lieu of Parent issuing fractional shares of Parent Common Stock, (iii) the tax basis of the Parent Common Stock received in the Merger by a Company shareholder will the same as the tax basis of the Company Common Stock exchanged for such Parent Common Stock, and (iv) the holding period of the Parent Common Stock received by a Company shareholder in the Merger will include the period during which the Company shareholder held the Company Common Stock provided that the Company Common Stock is held as a capital asset at the Effective Time, and such opinion shall not have been withdrawn; provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this agreement agree to make reasonable and customary representations as requested by such counsel for the purpose of rendering such opinions.

              (e) Nasdaq Qualification. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for trading on the Nasdaq Stock Market's National Market upon official notice of issuance.

       6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

              (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case (i) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Parent and Merger Sub, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause
(i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (i), (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

              (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

       6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

              (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except in each case (i) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.2, 2.3,
2.18 and 2.24, which shall be true and correct in all respects, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (i), (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of the Company.

              (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company.

              (c) Employment Arrangements. At least 75% of the Company's employees that were offered regular "at-will" employment with Parent or the Surviving Corporation on terms substantially similar to those currently provided to such employees by the Company shall have accepted "at-will" employment with Parent or the Surviving Corporation under terms reasonably satisfactory to Parent.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

       7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of the Company or the approval of the issuance of Parent Common Stock in connection with the Merger by the stockholders of Parent:

              (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

              (b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

              (c) by either the Company or Parent if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

              (d) by either the Company or Parent if the required approvals of the shareholders of the Company or the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement;

              (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such thirty (30)-day period);

              (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by the Company is cured during such thirty (30)-day period);

              (g) by Parent if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten
(10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an the Company Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Company Acquisition; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any the Company Acquisition; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) the Company shall have breached the provisions of Section 5.4(a) of this Agreement; or

              (h) by the Company, if (i) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Company Acquisition in response to a Company Superior Offer, (ii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Superior Offer or (iii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent which represents a Company Superior Offer.

       7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

       7.3 Fees and Expenses.

              (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the pre-merger notification and report forms under the HSR Act.

              (b) Termination Fees.

                     (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g) or (B) this Agreement shall be terminated pursuant to Section 7.1(b) or 7.1(d) and, at or prior to such termination, there shall exist or have been proposed a Company Acquisition Proposal (as defined in Section 5.4(b)) then, promptly after such termination, the Company shall pay to Parent $2,000,000 in cash (the "TERMINATION FEE"), provided, however, that such Termination Fee shall not be due until the earlier to occur of (C) one hundred eighty (180) days after the signing of a definitive agreement in connection with a Company Acquisition Transaction or (D) the closing of a Company Acquisition Transaction.

                     (ii) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(f), then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby ("PARENT'S EXPENSES"), and if, within twelve months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition involving Company shall be consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, then Company shall pay to Parent cash equal to the amount by which the Termination Fee exceeds the amount of Parent's Expenses previously reimbursed by Company pursuant hereto.

                     (iii) The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to deliver in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this
Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 70% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 30% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30% of the voting power of the then outstanding shares of capital stock of the Company.

                     (iv) In the event that (A) Company shall terminate this Agreement pursuant to Section 7.1(e) or (B) this Agreement is terminated pursuant to Section 7.1(d), then Parent shall promptly reimburse Company for Company's costs and expenses in connection with this Agreement and the transactions contemplated hereby.

                     (v) In the event that (A) this Agreement shall be terminated pursuant to Section 7.1(b) or 7.1(d) and, at or prior to such termination, there shall exist or have been proposed a Parent Acquisition Proposal (as defined below), or (B) Company shall terminate this Agreement pursuant to Section 7.1(e) for breach by Parent of any covenant set forth in Sections 4.2, 5.1, 5.2, 5.14, 5.15, 5.16 or 5.18 hereof, and if, within twelve months of any termination described in (A) or (B) above, Parent shall enter into a definitive agreement with respect to any Parent Acquisition (as defined below), then upon the earlier to occur of one hundred eighty (180) days after the execution of a definitive agreement with respect to, or the consummation of, as applicable, any Parent

Acquisition, Parent shall pay to the Company $2,000,000 in cash (the "PARENT TERMINATION FEE") less any Company Expenses previously reimbursed by Parent pursuant hereto.



                     (vi) The Parent acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to deliver in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Parent for the amounts set forth in this Section 7.3(b), Parent shall pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "PARENT ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the shareholders of Parent immediately preceding such transaction hold less than 70% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Parent of assets representing in excess of 30% of the aggregate fair market value of Parent's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30% of the voting power of the then outstanding shares of capital stock of the Parent. For purposes of this Agreement, "PARENT ACQUISITION PROPOSAL" shall mean any offer or proposal relating to any Parent Acquisition.

       7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

       7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

       8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

       8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

              (a)   if to Parent or Merger Sub, to:

                    XCare.net, Inc.
                    6400 Fiddler's Green Circle, Suite 1400
                    Englewood, CO 80111
                    Attention:  Chief Executive Officer
                    Fax No.: (303) 488-9705

                    with copies to:

                    Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention:  Arthur F. Schneiderman, Esq. and Kathleen B.
                                Bloch, Esq.
                    Fax No.:  (650) 493-6811

              (b)   if to the Company, to:

                    Healthcare.com Corporation
                    1850 Parkway Place, Suite 1100
                    Marietta, GA 30067
                    Attention: Chief Executive Officer
                    Fax No.: (770) 423-8440

                    with a copy to:

                    Troutman Sanders LLP
                    5200 NationsBank Plaza
                    600 Peachtree Street, N.E.
                    Atlanta, GA  30308
                    Attention: James L. Smith, III
                    Fax No.: (404) 885-3995

       8.3 Interpretation; Knowledge; Material Adverse Effect.

              (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

              (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge of the officers of the Company or Parent, as the case may be.

              (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from
(x) the public announcement or pendency of the transactions contemplated hereby,
(y) changes affecting the industry generally or (z) changes affecting the United States economy generally, constitute a Material Adverse Effect.

       8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

       8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except as set forth in Sections 5.19 and 5.20, are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

       8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

       8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.











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                                     - 51 -

       IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

                                        XCARE.NET, INC.

                                        By:   /s/ Lorine Sweeney
                                            ------------------------------------

                                            Name: Lorine Sweeney

                                            Title: President and Chief Executive
                                                   Officer



                                        HEALTHCARE.COM CORPORATION

                                        By:   /s/  Robert Murrie
                                            ------------------------------------

                                            Name: Robert Murrie

                                            Title: President and Chief Executive
                                                   Officer



                                        ORBIT ACQUISITION CORP.

                                        By:   /s/ Lorine Sweeney
                                            ------------------------------------

                                            Name: Lorine Sweeney

                                            Title: President